Exhibit 14(b)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Goldman Sachs BDC, Inc.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Goldman Sachs BDC, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2019, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, and in our report dated February 20, 2020, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments as of December 31, 2017, 2016, 2015, and 2014, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended December 31, 2016, 2015 and 2014 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of Goldman Sachs BDC, Inc. and its subsidiaries as of December 31, 2019, 2018, 2017, 2016, 2015, and 2014, appearing on page 274 of this Registration Statement on Form N-14, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 12, 2020